GAIN Capital Announces Monthly Metrics for April 2014

Bedminster, New Jersey (May 12, 2014) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of April 2014.

Retail metrics

•	Retail OTC trading volume[1] of $174.4 billion, a decrease of 5.5% from March 2014 and an increase of 19.6% from April 2013.

•	Average daily retail OTC trading volume of $7.9 billion, a decrease of 9.8% from March 2014 and an increase of 19.6% from April 2013.

•	Active retail OTC accounts[2] of 96,029, a decrease of 1.3% from March 2014 and an increase of 51.0% from April 2013.

•	Futures contracts of 641,641, an increase of 3.3% from March 2014 and an increase of 29.2% from April 2013.

•	Total funded accounts[3] of 134,944, no change from March 2014 and an increase of 36.4% from April 2013.

Institutional metrics

•	Total institutional trading volume[4] of $409.1 billion, a decrease of 7.4% from March 2014 and an increase of 29.5% from April 2013.

•	Average daily institutional volume of $18.6 billion, a decrease of 11.6% from March 2014 and an increase of 29.5% from April 2013.

•	GTX trading volume of $369.8 billion, a decrease of 8.5% from March 2014 and an increase of 17.1% from April 2013.

•	Average daily GTX volume of $16.8 billion, a decrease of 12.6% from March 2014 and an increase of 17.1% from April 2013.

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

1 U.S. dollar equivalent of notional amounts traded
2 Retail OTC accounts that executed a transaction during the month
3 Retail accounts that maintained a cash balance
4 U.S. dollar equivalent of notional amounts traded

About GAIN Capital
GAIN Capital Holdings, Inc. (NYSE: GCAP) provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Hugh Collins and Lynn Morgen
MBS Value Partners
+1 212.750.5800
gain@mbsvalue.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com